Exhibit 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
318-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:
July 14, 2011	For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES RESULTS OF ANNUAL MEETING AND
DECLARATION OF A CASH DIVIDEND FOR THE SECOND QUARTER
ENDING JUNE 30, 2011

MINDEN, LA. – July 14, 2011- Minden Bancorp, Inc. (OTC BB: MDNB) (the “Company), the parent holding company of MBL Bank, today announced that it had received approval of the four proposals presented to shareholders at the Annual Meeting held on Tuesday, July 12, 2011. At the Annual Meeting, shareholders approved the election of two directors for a three-year term, adoption of the 2011 Stock Option Plan, adoption of the 2011 Recognition and Retention Plan and ratification of the Company’s independent registered public accountants.

In order to fund the 2011 Recognition and Retention Plan, the related trust may purchase up to 49,534 shares of the Company’s common stock in open market or privately negotiated transactions. Purchases will be made from time to time at the discretion of management commencing promptly after the issuance of the Company’s earnings release for the quarter ended June 30, 2011.

The Company also announced that its Board of Directors declared a cash dividend of $.065 per share on the common stock of the Company, payable on August 8, 2011 to the shareholders of record at the close of business on July 26, 2011.

The Company is the parent holding company of MBL Bank headquartered in Minden, Louisiana.  At March 31, 2011, the Company had assets of $236.2 million, total liabilities of $199.2 million, and total stockholders’ equity of $37.0 million.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission at http://www.sec.gov.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.